EXHIBIT 99.1

Press Release
For Immediate Release
Contacts:
Keith LaVanway
847-597-9353
klavanway@pregis.com
Leslie Braun
847-597-9328
lbraun@pregis.com
PREGIS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2007
FINANCIAL RESULTS
Deerfield, IL, March 19, 2008 – Pregis Corporation, a leading international manufacturer, marketer, and supplier of protective packaging products and specialty packaging solutions, today announced its 2007 fourth quarter and full year financial results.
For the fourth quarter of 2007, the Company generated net sales of $253.7 million, an increase of 7.8% versus net sales of $235.3 million in the fourth quarter of 2006. Excluding the impact of favorable foreign currency translation, the quarter’s net sales were relatively flat compared to the prior year quarter. Gross profit margin, as a percent of net sales, increased to 23.9% in the fourth quarter of 2007 compared to 23.3% for the same period of 2006.
For the full year 2007, net sales increased 5.8% to $979.4 million as compared to $925.5 million in 2006. Excluding the impact of favorable foreign currency translation, net sales for the full year were also relatively flat compared to the prior year. Gross profit margin, as a percent of net sales, increased to 24.4% for the year 2007 compared to 22.9% for 2006.
Commenting on the Company’s results, Mike McDonnell, President and Chief Executive Officer, stated, “We concluded 2007 with solid results and with a strong platform to drive our performance in 2008. We successfully grew volumes through new product introductions and both internal and acquisitive geographic expansion, and we made significant investments in new manufacturing capabilities to position ourselves for future growth. This volume growth helped to offset volume declines experienced by our North American protective packaging businesses, resulting from a weakened North American economic environment as well as the impact of our product and customer mix rationalization efforts carrying over from the prior year.”
“In 2007 we increased our gross margin percentage by 150-basis points, despite the challenging market conditions and unprecedented raw material cost increases,” continued Mr. McDonnell. “This reflects our significant progress in driving productivity improvements throughout our operations as well as our efforts to price for value.”

For the 2007 fourth quarter, operating income was $4.9 million compared to $6.2 million in the fourth quarter of 2006. For the full year 2007, operating income increased to $46.0 million compared to $32.6 million in 2006. Both the 2007 fourth quarter and full year were impacted by the write-off of approximately $3.1 million of third party due diligence and legal costs related to a potential acquisition that was ultimately not consummated.
Segment Performance
Comments on segment net sales performance for the fourth quarter of 2007 are as follows:
•	Net sales of the protective packaging segment increased by $11.6 million, or 7.4%. The increase resulted from product volume growth across the segment’s U.S. and European operations relative to the prior year and favorable foreign currency effects. Excluding the impact of favorable foreign currency effects, the segment’s 2007 fourth quarter net sales would have increased 2.3%.

•	Net sales of the flexible packaging segment increased $3.9 million, or 9.6%. The growth was driven by favorable foreign currency effects, offset in part by unfavorable pricing due to customer mix. Volumes were relatively flat compared to the prior year quarter. Excluding the impact of favorable foreign currency effects, 2007 fourth quarter net sales would have decreased 1.9%.

•	Net sales of the hospital supplies segment increased $2.5 million, or 16.0%. The increase was due to higher volumes in disposable medical products and surgical procedure packs as well as favorable foreign currency effects, offset in part by unfavorable pricing due to competitive pricing pressures. Excluding the impact of favorable foreign currency effects, 2007 fourth quarter net sales would have increased 3.8%.

•	Net sales of the rigid packaging segment increased $1.5 million, or 6.2%. The increase resulted primarily from favorable foreign currency effects and sales volume improvement. Excluding the favorable foreign currency effects, the segment’s fourth quarter net sales were relatively flat compared to the prior year.
A summary of a significant measure required by the Company’s indentures is presented in the supplemental information at the end of this release.

Conference Call:
The Company will conduct an investor conference call to review its 2007 fourth quarter and full year results on Thursday, March 20, 2008 at 10:00 a.m. ET (9:00 a.m. CT). The call can be accessed through the following dial-in numbers: Domestic: 866-202-4367; International: 617-213-8845; Conference Passcode: 19710045. A replay of the conference call will be available through April 3, 2008. The replay may be accessed using the following dial-in information: Domestic: 888-286-8010; International: 617-801-6888; Conference Passcode: 83163494.
About Pregis:
Pregis Corporation is a leading global provider of innovative protective, flexible, and foodservice packaging and hospital supply products. The specialty-packaging leader currently operates 47 facilities in 18 countries around the world. Pregis Corporation is a wholly owned subsidiary of Pregis Holding II Corporation. For more information about Pregis, visit the Company’s web site at www.pregis.com.
Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. For a discussion of key risk factors, please see the risk factors disclosed in the Company’s annual report, which is available on its website, www.pregis.com. These risks may cause actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.

Pregis Holding II Corporation
Consolidated Balance Sheets
Unaudited
(dollars in thousands)

	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$34,989	$45,667
Accounts receivable
Trade, net of allowances of $5,313 and $4,055, respectively	148,045	142,472
Other	18,532	2,535
Inventories, net	108,914	92,196
Deferred income taxes	2,991	3,951
Due from Pactiv	7,072	14,735
Prepayments and other current assets	9,187	8,221

Total current assets	329,730	309,777
Property, plant and equipment, net	277,398	270,646
Other assets
Goodwill	150,000	135,232
Intangible assets, net	47,910	47,139
Deferred financing costs, net	10,080	11,271
Due from Pactiv, long-term	12,229	10,922
Pension and related assets	25,659	10,089
Other	2,313	1,956

Total other assets	248,191	216,609

Total assets	$855,319	$797,032

Liabilities and stockholder’s equity
Current liabilities
Current portion of long-term debt	$2,120	$1,854
Accounts payable	100,326	78,557
Accrued income taxes	13,900	16,091
Accrued payroll and benefits	19,814	19,356
Accrued interest	6,775	6,308
Other	22,436	20,093

Total current liabilities	165,371	142,259

Long-term debt	475,604	453,463
Deferred income taxes	34,589	34,717
Long-term income tax liabilities	9,585	6,939
Pension and related liabilities	9,389	9,039
Other	7,124	6,355
Stockholder’s equity:
Common stock — $0.01 par value; 1,000 shares authorized, 149.0035 shares issued and outstanding at December 31, 2007 and 2006	—	—
Additional paid-in capital	149,659	149,101
Accumulated deficit	(16,588)	(11,809)
Accumulated other comprehensive income	20,586	6,968

Total stockholder’s equity	153,657	144,260

Total liabilities and stockholder’s equity	$855,319	$797,032

Pregis Holding II Corporation
Consolidated Statements of Operations
Unaudited
(dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net sales	$253,689	$235,341	$979,399	$925,499

Operating costs and expenses:
Cost of sales, excluding depreciation and amortization	192,933	180,445	740,235	713,550
Selling, general and administrative	39,691	34,346	137,180	125,944
Depreciation and amortization	15,063	13,981	55,799	53,179
Other operating expense, net	1,074	363	190	234

Total operating costs and expenses	248,761	229,135	933,404	892,907

Operating income	4,928	6,206	45,995	32,592
Interest expense	11,953	10,944	46,730	42,535
Interest income	(428)	(6)	(1,325)	(246)
Foreign exchange loss (gain), net	1,188	(2,266)	(2,339)	(6,139)

Income (loss) before income taxes	(7,785)	(2,466)	2,929	(3,558)
Income tax expense (benefit)	(496)	3,597	7,708	4,842

Net loss	$(7,289)	$(6,063)	$(4,779)	$(8,400)

Pregis Holding II Corporation
Consolidated Statements of Cash Flows
Unaudited
(dollars in thousands)

	Year ended December 31,
	2007	2006
Operating activities
Net loss	$(4,779)	$(8,400)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	55,799	53,179
Deferred income taxes	(2,110)	(796)
Unrealized foreign exchange gain, net	(2,692)	(6,323)
Amortization of deferred financing costs	2,194	2,144
Stock compensation expense	558	97
Gain on insurance settlement	(2,873)	—
Trademark impairment	403	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(5,444)	(13,437)
Due from Pactiv	11,542	—
Inventories, net	(8,186)	3,503
Prepayments and other current assets	(279)	(988)
Accounts payable	12,269	(10,465)
Accrued taxes	(5,695)	2,365
Accrued interest	467	(1,767)
Other current liabilities	(382)	4,015
Pension and related assets and liabilities, net	(470)	650
Other, net	853	(1,136)

Cash provided by operating activities	51,175	22,641

Investing activities
Capital expenditures	(34,626)	(28,063)
Proceeds from sale of assets	775	723
Purchase price adjustments on Pregis acquisition	—	(451)
Other business acquisitions, net of cash acquired	(28,785)	(4,886)
Other, net	658	(289)

Cash used in investing activities	(61,978)	(32,966)

Financing activities
Proceeds from issuance of long-term debt	218	—
Repayment of long-term debt	(1,828)	(1,732)
Deferred financing costs	(1,237)	—

Cash used in financing activities	(2,847)	(1,732)
Effect of exchange rate changes on cash and cash equivalents	2,972	3,583

Decrease in cash and cash equivalents	(10,678)	(8,474)
Cash and cash equivalents, beginning of period	45,667	54,141

Cash and cash equivalents, end of period	$34,989	$45,667

Pregis Holding II Corporation
Supplemental Information
(Unaudited)
Calculation of Adjusted EBITDA (“Consolidated Cash Flow”)

	Year Ended December 31,
(dollars in thousands)	2007	2006
Net loss of Pregis Holding II Corporation	$(4,779)	$(8,400)
Interest expense, net of interest income	45,405	42,289
Income tax expense	7,708	4,842
Depreciation and amortization	55,799	53,179

EBITDA	104,133	91,910

Other non-cash charges (income):
Unrealized foreign currency transaction gains, net	(2,692)	(6,323)
Non-cash stock based compensation expense	558	97
Non-cash asset impairment charge	403	—
Impact attributable to application of purchase accounting	—	1,000
Net unusual or nonrecurring gains or losses:
Nonrecurring charges related to acquisitions and dispositions	5,582	7,480
Other, principally executive management severance and recruiting expenses	4,325	6,139
Other adjustments:
Amounts paid pursuant to management agreement with Sponsor	1,894	1,777
Pro forma earnings and costs savings	3,547	—

Adjusted EBITDA (“Consolidated Cash Flow”)	$117,750	$102,080

Note to above:
EBITDA is defined as net income before interest expense, interest income, income tax expense, depreciation and amortization. Adjusted EBITDA, referred to as Consolidated Cash Flow within the context of the Company’s indentures, is presented herein because it is a material element of the fixed charge coverage ratio and secured indebtedness leverage ratio included in the Company’s indentures.

Pregis Holding II Corporation
Fourth Quarter 2007
Supplemental Information
(Unaudited)
(Amounts and percentage changes are approximations due to rounding.)
Gross Margin Calculations

	Three Months Ended December 31,			Year Ended December 31,
(dollars in millions)	2007	2006	Change	2007	2006	Change
Net sales	$253.7	$235.3	$18.4	$979.4	$925.5	$53.9
Cost of sales, excluding depreciation and amortization	(192.9)	(180.4)	(12.5)	(740.2)	(713.6)	(26.6)

Gross margin	$60.8	$54.9	$5.9	$239.2	$211.9	$27.3

Gross margin, as a percent of net sales	23.9%	23.3%	0.6%	24.4%	22.9%	1.5%

Net Sales Analysis by Segment

					Change Attributable to the
					Following Factors
	Three Months Ended December 31,				Price/		Currency
	2007	2006	$ Change	% Change	Mix	Volume	Translation
		(dollars in millions)
Segment:
Protective Packaging	$167.3	$155.7	$11.6	7.4%	(0.3)%	2.6%	5.1%
Flexible Packaging	44.2	40.3	3.9	9.6%	(2.2)%	0.3%	11.5%
Hospital Supplies	18.3	15.8	2.5	16.0%	(4.1)%	7.9%	12.2%
Rigid Packaging	25.8	24.3	1.5	6.2%	(0.8)%	1.0%	6.0%
Intersegment eliminations	(1.9)	(0.8)	(1.1)	135.2%

Total	$253.7	$235.3	$18.4	7.8%	(1.0)%	2.1%	6.7%

					Change Attributable to the
					Following Factors
	Year Ended December 31,				Price/		Currency
	2007	2006	$ Change	% Change	Mix	Volume	Translation
		(dollars in millions)
Segment:
Protective Packaging	$637.1	$617.5	$19.6	3.2%	1.0%	(1.4)%	3.6%
Flexible Packaging	175.4	154.7	20.7	13.4%	(1.2)%	5.6%	9.0%
Hospital Supplies	74.2	64.7	9.5	14.7%	(2.8)%	8.3%	9.2%
Rigid Packaging	98.2	93.9	4.3	4.6%	(1.0)%	(2.4)%	8.0%
Intersegment eliminations	(5.5)	(5.3)	(0.2)	8.8%

Total	$979.4	$925.5	$53.9	5.8%	0.1%	0.3%	5.4%